Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-200226) of Haemonetics Corporation,
(2) Registration Statement (Form S-8 No. 333-181847) of Haemonetics Corporation,
(3) Registration Statement (Form S-8 No. 333-159434) of Haemonetics Corporation,
(4) Registration Statement (Form S-8 No. 333-149205) of Haemonetics Corporation, and
(5) Registration Statement (Form S-8 No. 333-136839) of Haemonetics Corporation;

of our reports dated May 24, 2017, with respect to the consolidated financial statements and schedule of Haemonetics Corporation and the effectiveness of internal control over financial reporting of Haemonetics Corporation included in this Annual Report (Form 10-K) of Haemonetics Corporation for the fiscal year ended April 1, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 24, 2017